As filed with the Securities and Exchange Commission on September 19, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0849123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7555 Irvine Center Drive

Irvine, California 92618

(Address of Principal Executive Offices)(Zip Code)

LOCAL CORPORATION 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Heath B. Clarke Chief Executive Officer and Chairman of the Board 7555 Irvine Center Drive Irvine, California 92618 (949) 784-0800	Copy to: Scott D. Olson, Esq. 274 Broadway Costa Mesa, California 92627 (310) 985-1034

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, par value $0.00001 per share, issuable pursuant to the Local Corporation 2013 Employee Stock Purchase Plan (1)	2,000,000 shares	$2.02	$4,040,000.00	$551.06
Total:	2,000,000 shares			$551.06

(1)	The Local Corporation 2013 Employee Stock Purchase Plan (the “2013 Plan”) authorizes the issuance of 2,000,000 shares of common stock, par value $0.00001 per share, of Local Corporation, of which 2,000,000 of the authorized shares are being registered hereunder.
(2)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the 2013 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering prices for the 2013 Plan are calculated on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on September 16, 2013.

Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Local Corporation (the “Registrant”) relating to an aggregate of 2,000,000 shares of the Registrant’s common stock, par value $0.00001 per share, issuable to eligible employees, directors and consultants of the Registrant under the 2013 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the plan listed on the cover of this Registration Statement have been or will be sent or given to participants in the 2013 Plan as specified in Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the period ended December 31, 2012, filed with the Commission on April 2, 2013 pursuant to Section 13 of the Securities Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Commission on May 10, 2013 pursuant to Section 13 of the Exchange Act;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Commission on August 9, 2013 pursuant to Section 13 of the Exchange Act;

(d)	The Registrant’s Current Reports on Form 8-K filed January 23, 2013, January 24, 2013, January 25, 2013, February 1, 2013, February 11, 2013, February 14, 2013, March 1, 2013, March 15, 2013 (filed on Form 8-K/A), April 2, 2013, April 3, 2013, April 3, 2013, April 11, 2013, April 18, 2013, May 9, 2013, May 15, 2013, June 6, 2013, June 25, 2013, July 5, 2013, July 16, 2013, July 23, 2013, July 29, 2013 (filed on Form 8-K/A), July 30, 2013, August 6, 2013, August 8, 2013, August 13, 2013, August 14, 2013; and

(e)	The description of the Registrant’s Common Stock set forth under the caption “Description of Securities” in the Registrant’s Registration Statement on Form SB-2 (No. 333-116965) as originally filed with the Securities and Exchange Commission on June 29, 2004 or as subsequently amended, and in the prospectus included in such filing.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

The bylaws of the Registrant provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation, bylaws and the DGCL, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

We have entered into indemnity agreements with each of our directors and officers. These indemnity agreements require that the Registrant indemnify each director and officer for amounts that he is or becomes obligated to pay because of any claim or claims made against him by reason of the fact that he is or was a director or officer of the Registrant, by reason of any action (or failure to act) taken by him or any action (or failure to act) on his part while acting as a director or officer of the Registrant, or by reason of the fact that he is or was serving at the request of the Registrant as a director or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). The indemnity agreements require the Registrant to advance the expenses incurred by a director or officer, upon receipt of his request, provided that the director or officer undertakes to repay the advance to the extent that it is ultimately determined that he is not entitled to be indemnified by the Registrant under the provisions of the indemnity agreements, the bylaws of the Registrant, applicable law or otherwise. Absent the indemnity agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant’s Certificate of Incorporation and Bylaws.

We have a liability insurance policy that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See “Index to Exhibits” on page 8.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof and;

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the end of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	if the Registrant is relying on Rule 430B:

(A) each prospectus required to be filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424,

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant,

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 thereof, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Local Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 19th day of September 2013.

LOCAL CORPORATION

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Heath B. Clarke and Kenneth S. Cragun, and each of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 19, 2013.

Signature	Title

/s/ Heath B. Clarke	Chairman and Chief Executive Officer
Heath B. Clarke	(Principal Executive Officer)

/s/ Kenneth S. Cragun	Chief Financial Officer and Secretary
Kenneth S. Cragun	(Principal Financial and Accounting Officer)

/s/ Norman K. Farra Jr.	Director
Norman K. Farra Jr.

/s/ Philip K. Fricke	Director
Philip K. Fricke

/s/ John E. Rehfeld	Director
John E. Rehfeld

/s/ Frederick G. Thiel	Director
Frederick G. Thiel

INDEX TO EXHIBITS

EXHIBIT

4.1(1)	Preferred Stock Rights Agreement, dated as of October 15, 2008, by and between Local.com Corporation and Computershare Trust Company, N.A., as Rights Agent (which includes the form of Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Local.com Corporation as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the Stockholder Rights Plan, Summary of Rights as Exhibit C thereto).

5.1+	Opinion of Scott D. Olson, Esq.

23.1+	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1)

23.2+	Consent of BDO USA, LLP, independent registered public accounting firm

23.3+	Consent of Haskell & White LLP, independent registered public accounting firm

24.1+	Power of Attorney (included in the signature page to this Registration Statement)

99.1(2)	2013 Employee Stock Purchase Plan

+	Filed Herewith
(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2008.
(2)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 3, 2013 (File No. 001-34197).